Exhibit 10.24

Employment Agreement

This Agreement (the “Agreement”) is made and entered into as of June 14th 2021 (the “Effective Date”) by and between Wessel Booysen a resident of Colorado (the “Employee”), and Charlotte’s Web, Inc., a Delaware corporation, with principal place of business at 1801 California St, Suite 4800 Denver, Colorado 80202 (the “Company”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows

1.                  Employment. The Company shall employ the Employee, and the Employee accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement, the Employee will be an at-will employee of the Company and the Employee or the Company, acting solely through its Chief Executive Officer or a designee of the Chief Executive Officer, may terminate the Employee’s employment with the Company for any reason or no reason at any time.

2.                  Position. Employee’s title will be Executive Vice President and Chief Financial Officer (CFO). This is a full-time, exempt position. Employee’s general duties and responsibilities are set forth on Schedule A hereto (the “Duties”). This position is an exempt position, which means Employee will not be eligible for overtime pay.

3.                  Compensation.

a.	Base Salary. The Company will pay Employee a salary at the rate of Five Hundred and Thirty-Five Thousand Dollars ($535,000.00) (USD) per year, payable in accordance with the Company’s standard payroll schedule subject to such payroll and withholding deductions as are required by applicable law or authorized by the Employee. The Base Salary shall not be subject to reduction during the Employment Period without the prior written consent of the Employee.

b.	Bonus and Equity Compensation. The Employee may be eligible for Company bonus plans and long-term equity or cash incentive compensation plans for the Company’s employees, to be determined in the Chief Executive Officer’s sole discretion. This Position will be eligible for the companies following incentive plans.

c.	New Hire Equity Grant. Charlotte’s Web is also prepared to offer a $535,000.00 (USD) equity grant in the form of 50 percent restricted stock awards and 50 percent stock options. The awards shall vest over a period of three years with 1/3 of grant vesting per year and will commence on date of hire. At grant value is the common accounting valuation model known as Black-Scholes used to determine the at grant value. The Black-Scholes model is the system over record used to determine the number of stock options at the time of grant and is subject to change with each grant offering.

The price of restricted stock awards are determined on Fair Market Value which means, on a per share basis the principle market price based on common national securities exchange or trading market, the official closing price per share for the regular market session on the date of principle exchange.

If the employee’s employment is terminated all unvested shares and options will forfeit.

d.	Short Term Bonus. For 2021and beyond, your target bonus opportunity will be 75% of earned compensation in 2021 and annual earned compensation in future years, with a maximum payout opportunity of 150% of annual earned compensation. Actual payments will be determined based on Company results and individual performance against applicable performance metrics Any annual bonus with respect to a particular calendar year will generally be paid within two and a half months following the end of the calendar year.

e.	Long-Term Incentive Program. You will be eligible to participate in the Company’s long-term incentive program on similar terms and conditions as other similarly situated executives. Commencing in 2022, your target equity incentive opportunity will be 100% of your base salary, with the exception that this equity award will consist of 50% stock options and 50% restricted stock awards, each of which will vest of a four-year vesting scheduled with 25% of each award vesting on the company’s annual vesting schedule.

f.	Business Expenses. The Employee shall be entitled to reimbursement for all reasonable and actual out-of-pocket business, entertainment, and travel costs and expenses incurred by the Employee in connection with the performance of the Employee’s Duties hereunder upon presentation of receipts submitted to the Company on a timely basis and in accordance with the Company’s expense reimbursement policies and procedures.

4.                  Employee Benefits.

During each calendar year the Employee is employed by the Company, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, including but not limited to any retirement savings plans (e.g. 401(k) plans), health, dental and vision insurance plans, and short- and long-term disability and life insurance plans (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other employees of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

Flexible Vacation Policy. As an exempt employee, you will be eligible to participate in Charlotte’s Web’s Flexible Vacation Policy. Under this policy, you will not accrue paid vacation time, but will be awarded the flexibility to take time off from your regular work schedule, with full pay, and no effect to benefit eligibility. Paid time off under this policy is intended for vacation or other compelling reasons and is not intended for certain types of leave outlined under Exceptions in the written policy.

5.                  Employee Confidentiality.

a.	Confidentiality. The Employee will keep in strict confidence, and will not, directly, or indirectly, at any time, during or after the Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Employee’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how the Employee may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing, and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information (the “Confidential Information”). The Employee specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company, and/or the Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Employee during the Employee’s employment with the Company (except in the course of performing the Employee’s Duties to the Company) or after the termination of the Employee’s employment shall constitute a misappropriation of the Company’s trade secrets. but not limited to photographs, motion pictures, documentaries, social media, television, radio and Internet shows and appearances, webcasts, podcasts, live streaming events, YouTube channels, Twitter accounts, blogs, websites, mobile phone applications and any other media-related products.

b.	Return of Company Property. The Employee agrees that upon termination of the Employee’s employment with the Company, for any reason, the Employee shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze, or refer or relate to any items of Confidential Information.

6.                  Non-Competition.

a.	During his employment with the Company and for a period of one (1) year after termination from employment, the Employee agrees not to compete with the Company Business on a worldwide basis. For purposes of this Agreement, “competition” shall include: (i) owning, managing, operating, controlling, being employed by, consulting for, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting the Employee’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Company or its affiliates; (ii) interfering with the relationship between the Company and any current or former employee or consultant of the Company; (iii) soliciting any of the Company’s customers or prospective customers on behalf of a Competitor; or (iv) soliciting, inducing, or attempting to induce any current or prospective customer, supplier or other business relation of the Company or any of its affiliates to cease doing business with the Company. For purposes of this Agreement, a “Competitor” is any person or entity that engages in the same business as the Company Business at the date of execution of this agreement.

b.	Exclusions. For greater clarity, nothing in this Agreement shall be construed as prohibiting the Employee from (i) engaging in passive investment activities and business-related, community service, charitable and social activities that do not interfere with the Employee’s performance of his Duties or his obligations hereunder or (ii) engaging in any activity related to any person or entity engaged in a business that is not a Competitor. Employee shall at no time make any statements, claims or render opinions that are expressly or impliedly connected to Company Business and that would violate the law of any government authority including, but not limited to, rules, regulations or guidance promulgated by the United States Food and Drug Administration or the United States Federal Trade Commission or Canadian or United States securities laws.

7.                  Termination.

a.	At Will Employment. The Employee’s employment hereunder shall be at-will, meaning that Employee or Company may terminate the employment relationship at any time, with or without cause, and with or without notice, provided however that, the Company agrees that termination of employment of the Employee by the Company can only be by action of the Chief Executive Officer or designee of the Chief Executive Officer.

b.	Termination without Cause or for Good Reason .

i.	If the Company terminates Employee’s employment without Cause or Employee terminates for Good Reason (as defined below), conditioned upon Employee signing the Separation Agreement and Full and Final Release of Claims attached as Schedule B, the Company will pay to the Employee 12 months of base salary withing 60 days of termination. Payment shall be made either pursuant to the Company’s regular payroll schedule over the remaining Employment Period, at the Company’s sole discretion, may be accelerated and paid over a shorter period of time. Company also agrees to pay employee a prorated bonus based in the year of termination. The prorated bonus shall be defined by the period of time of the last paid short term bonus date and the date of termination. Employee will also be entitled to all vested equity at the point of termination

ii.	If Company terminates Employee’s employment with Cause, as defined below, Employee will be paid his regular Base Salary through his separation date, after which no further monies shall be owed Employee under this Agreement. For purposes of this Agreement, “Cause” shall include:

1.                  Employee’s willful failure to materially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Employee’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates; (iv) Employee’s willful violation of a material policy of the Company; or (v) Employee’s willful unauthorized disclosure of Confidential Information. For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Upon Employee’s request, the Board shall make a final determination for the Company of whether the Company’s reason for terminating Employee’s employment meets the definition of “Cause” set forth in this sub-paragraph.

iii.	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in Executive’s authority, duties or responsibilities; (ii) a breach of this Agreement by Company, (iii) a material change in the geographic location at which Executive must perform services or reside; or (iv) a material change in base salary, or (v) or a material change in Executive’s annual bonus targets or eligibility for incentive compensation.

c.	Termination by the Employee.

i.	Due to the specialized nature of Employee’s position as Executive Vice President and Chief Financial Officer, in order to maintain continuity in financial operations in the event of Employee’s departure, Company requests three months’ notice from Employee prior to a voluntary departure from the Company by Employee. As consideration for this notice, if Employee provides three months’ notice of Employee’s termination of employment under the Agreement prior to the end of the Employment Period without Good Reason, conditioned upon Employee signing the Separation Agreement and Full and Final Release of Claims attached as Schedule B, Company will pay Employee severance in the gross amount of thirty thousand dollars ($30,000.00) to be paid in increments of Base Salary over the Company’s regular payroll schedule until the full amount is paid.

7                   Change in Control Termination.

Notwithstanding any other provision set forth in the Offer Letter, if your employment with the Company is terminated without Cause as defined herein within twelve (12) months following a Change in Control, you shall be entitled to receive a lump sum payment equal to two (2) times the sum of your annual base salary and 100% target bonus for the year in which the Termination Date occurs, furthermore employee shall immediate vest all equity awarded to the employee up until the time of termination, which shall be paid within 90 days following the Termination Date. The Company’s obligation to make the payments described in this Section 5 are expressly conditioned on your execution and non-revocation of the Release Agreement, as well as your continued compliance with the Restrictive Covenant Agreement.

ii.	For purposes of this Letter Agreement, a “Change in Control” means the first of the following to occur: (i) a Change in Ownership of the Company, (ii) a Change in Effective Control of the Company, or (iii) a Change in the Ownership of Assets of the Company, as described herein and construed in accordance with Code section 409A:

iii.	A “Change in Ownership of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of the Company that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of the Company or to cause a Change in Effective Control of the Company (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock.

iv.	A “Change in Effective Control of the Company” shall occur on the date either (A) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company.

v.	A “Change in the Ownership of Assets of the Company” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

b.	The following rules of construction apply in interpreting the definition of Change in Control:

vi.	A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

vii.	Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

viii.	A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of the Company.

ix.	For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

8.                  Taxes.

All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Employee agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes his tax liabilities, and Employee will not make any claim against the Company or the Board related to tax liabilities arising from how the Company’s compensation policies are designed.

9.                  Indemnification.

The Company agrees to indemnify the Employee as follows:

In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Employee is or was an employee, director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, including but not limited to, any such action, suit or proceeding, whether civil, criminal, administrative, or investigative, related to the Employee’s liability under applicable securities laws in any capacity (except in the capacity as selling shareholder) regarding or arising from the Company’s disclosure in any preliminary or final prospectus in connection with the Company’s initial public offering and secondary offering of the Company’s common shares in Canada or public filings of the Company related thereto (a “Proceeding”), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, damages, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement.

During the term of Employee’s employment and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Employee on terms that are no less favorable than the coverage provided to other directors and executives of the Company.

10.                 Interpretation, Amendment and Enforcement.

This Agreement and Schedule A constitute the complete agreement between Employee and the Company, contain all of the terms of Employee’s employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between Employee and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both Employee and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, Employee’s employment with the Company or any other relationship between Employee and the Company will be governed by Colorado law, excluding laws relating to conflicts or choice of law. Employee and the Company submit to the exclusive personal jurisdiction of the state courts located in Denver, Colorado or the federal courts in Denver County, Colorado in connection with any proceedings to compel arbitration and/or to seek remedies as set forth in the following Section 12 of this Agreement. For the avoidance of doubt, the Company and Employee agree that the employment relationship created hereunder shall arise under laws of the State of Colorado.

11.                 Arbitration.

Any controversy or claim arising out of this Agreement and any and all claims relating to Employee’s employment with the Company will be settled by final and binding arbitration instead of by filing a lawsuit in court. Company and Employee mutually agree that by entering into this agreement to arbitrate, both waive their right to have any dispute or claim brought, heard or arbitrated as a class action, collective action, and/or representative action, and an arbitrator shall not have any authority to hear or arbitrate any class, collective, or representative action. The arbitration will take place in Boulder, Colorado, or, at Employee’s option, the County in which Employee primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. Employee and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. The Company will bear the cost of the arbitrator’s fee and any other expense or cost above that which Employee would be required to bear if Employee were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 12 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. To the extent permitted by law, either party may seek provisional relief from any court with jurisdiction to grant such relief to preserve the status quo, prevent irreparable harm, or to prevent the frustration of the purpose or effectiveness of any arbitration.

12.                Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or as determined by an arbitrator) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court (or arbitrator) is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

13.                 Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14.                 Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument and such counterparts may be delivered electronically.

15.                 409A.

a.	This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

b.	Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

c.	Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his/her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination of Employee’s employment or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Employee’s separation from service occurs shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

d.	To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16.                 Successors and Assigns.

This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company shall assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17.                 Notices.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Charlotte’s Web Holdings, Inc.

Attention: Chief Executive
Officer 1801 California St. Suite 4800
Denver, CO 80202

With copy to:

Littler Mendelson P.C.

c/o Charlotte’s Web Holdings, Inc.
Attention: Jennifer S. Harpole
1900 Sixteenth Street, Suite 800
Denver, CO 80202

18.              Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.              Acknowledgement of Full Understanding.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

****Signature Page Follows****

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Charlotte’s Web Holdings, Inc.

Deanie Elsner
Chief Executive Officer

Date:

Employee:

Accepted and agreed to as of

Wessel Booysen

June 11, 2021
Date:

Attachments

Schedule A: Duties

Schedule B: Separation Agreement and Full and Final Release of Claims

SCHEDULE A

DUTIES

Employee shall have the duties and responsibilities customary for the role of Executive Vice President and Chief Financial Officer, including, but not limited to the following.

•	Act as Executive Vice President along with all duties aligned with Chief Financial Officer

•	Provide leadership, direction and management of the finance and accounting team

•	Provide strategic recommendations to the CEO/president and members of the executive management team and board

•	Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting

•	Identify, solicit and manage all functions related to financial institutions, funding sources and equity relationships

•	Advising on long-term business and financial planning

•	Establishing and developing relations with senior management and external partners and stakeholders

•	Reviewing all formal finance, operations, and IT related procedures

•	Review and organize the accounting function

•	Lead M/A activities

•	Create strategies around capital and Cash management

•	Assist CEO and monitor and lead governance protocols

•	Ensure government compliance on all financial activities

•	Monitor capital markets for investment and opportunity

•	Provide strategic direction to the CEO and board

•	Provide superior leadership on all aspects of strategy and finance to the organization

•	All other duties assigned and deemed appropriate by the Chief Executive Officer

SCHEDULE B

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS

Wessel Booysen a resident of Colorado (the “Employee”), and Charlotte’s Web, Inc., a Delaware corporation, with principal place of business at 1801 California St, Suite 4800 Denver, Colorado 80202 (the “Company”). enter into this Separation Agreement and Full and Final Release of Claims (“Agreement”). The parties mutually wish to professionally address any outstanding issues and in consideration of the benefits, promises, and covenants contained herein, agree as follows:

1.                  Separation. Employee separated from his employment with the Company effective [ ] (“Separation Date”), thereby discontinuing any employer/employee relationship between the Company and Employee.

2.                  Consideration. In consideration of the promises and covenants set forth in this Agreement, and Employee’s compliance with this Agreement, the Company agrees to pay Employee: (1) severance in the amount off [ ], representing [ ] weeks of Employee’s base salary, to be paid to Employee on the Company’s regular payroll schedule in the same manner as if Employee remained employed. The first payment will be made no later than seven (7) business days after the Effective Date of this Agreement (as defined in Paragraph 19, below). Employee acknowledges that this payment includes, and is in excess of, any claimed earned but unpaid PTO under Company policy. This severance is conditioned upon the return by Employee of all Company property and information, including, but not limited to, hardware, software, passwords, knowledge of any and all Company systems and any and all other Company information that Employee has and/or that Company may request. Continued payments on the Company’s regular payroll schedule are conditioned on Employee’s continued compliance with the terms of this Agreement and Employee’s Employment Agreement, including, but not limited to the confidentiality and non-disparagement provisions of this Agreement and the non-compete provision of Employee’s Employment Agreement. These payments will be paid in accordance with the Company’s regular payroll practices, and Employee recognizes that the Company will withhold from these payments applicable federal and state taxes, Federal Insurance Contributions Act (“F.I.C.A.”), and other standard payroll deductions.

3.                  Release. Employee hereby releases and forever discharges the Company, its parents, affiliates, predecessors, successors and assigns (including, but not limited to, CW Hemp and Charlotte’s Web) and each of their officers, directors, agents, and employees, in their individual and official capacities, (collectively referred to herein as the “Released Parties”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, including, but not limited to, any claims based on rights under the Civil Rights Act of 1964, as amended (“Title VII”); the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA)”; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the National Labor Relations Act, as amended; Sections 1981 of Title 42 of the United States Code; any and all state discrimination laws, including, but not limited to, the Colorado Anti-Discrimination Act, Colorado Wage Act, and Colorado Minimum Wage Order 34 and its predecessors; and any and all statutory claims and common law causes of action for breach of contract or tort, including but not limited to claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault, which he has or may have against any of the Released Parties for any alleged act or omission related to the Employee’s employment with the Company under the Employment Agreement, separation from such employment with the Company, and Employee’s relationship as an employee to date with the Company which occurred on or at any time prior to the date of Employee’s execution of this Agreement (the “Released Claims”).

4.                  Covenant Not to Sue. Employee agrees never to institute, directly or indirectly, any action or proceeding of any kind against the Released Parties based on or arising out of the Released Claims. Excluded from this Agreement are any claims which cannot be waived by law. Nothing in this Agreement impacts any right Employee may have to unemployment compensation benefits or workers’ compensation benefits, or to file a charge of discrimination with the Equal Employment Opportunity Commission or similar governmental agency responsible for enforcing the laws prohibiting discrimination. Employee does waive, however, his right to any monetary recovery should any agency pursue any of the Released Claims on Employee’s behalf. The Release set forth above applies to any claims brought by any person or agency on behalf of Employee or any class action pursuant to which Employee may have any right or benefit. Employee covenants and agrees not to participate in any class action that may include or encompass any of the Released Claims and further promises not to accept any recoveries or benefits which may be obtained on Employee’s behalf by any other person or agency or in any class action and assign any such recovery or benefit to the Company. This Agreement specifically includes, but not by way of limitation, all claims which might be asserted by or on behalf of Employee in any suit or claim against the Released Parties, for or on account of any matter related to the Release Claims up to and including the present time. Employee represents and warrants that to the best of his knowledge, no other person or entity other than Employee is entitled to assert any claims of any kind or character based on or arising out of, and alleged to have been suffered by, in, or as a consequence of Employee’s employment with the Company under the Employment Agreement, separation from such employment with the Company, and Employee’s relationship as an employee to date with the Company.

5.                  Confidentiality of the Terms of this Agreement. Employee and the Company agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement. However, Employee agrees that the fact that Employee and the Company have reached this Agreement and its terms, specifically including, but not limited to, the amount paid hereunder, will be treated as a strictly confidential matter between the parties, and will not be disclosed by Employee to any third party or entity, save and except (a) Employee’s attorneys, tax advisors and spouse, provided each of the foregoing are advised by Employee of this confidentiality requirement, and each agrees to maintain full confidentiality; (b) governmental agencies; and (c) pursuant to a lawfully issued subpoena from a court of competent jurisdiction. This confidentiality provision is a material and substantial term of this Agreement.

6.                  Confidentiality of Company Information; Return of Company Property. Employee further reaffirms that he understands and acknowledges his obligation to keep confidential all confidential and proprietary information of the Company as defined in the Employee’s Employment Agreement. Employee represents that he has returned all property and information belonging to the Company, including, but not limited to, the access badge, manuals, and all technical information, formulations, raw materials data, customer information, pricing information, brochures, specifications, quotations, marketing strategies, inventory records and sales records. Employee acknowledges that he has not kept any copies, nor made or retained any abstracts or notes of such information.

7.                  No Admission of Liability. The terms of this Agreement are a compromise and settlement of any disputed claims, including, but not limited to, any claims for earned but unpaid PTO under Company policy, the validity, existence, or occurrence of which are expressly denied by the Company. This Agreement does not constitute, and shall not be construed as, an admission by the Company of any breach of contract or other violation of any right of Employee, or any harm to him of any kind whatsoever, or of any violation of any federal, state, or local statute, law, or regulation. To the contrary, the Company denies any liability whatsoever to Employee.

8.                  No Obligation to Reemploy. Employee agrees and recognizes that his employment relationship with the Company has been permanently and irrevocably severed; and that the Company has no obligation, contractual or otherwise, to reemploy or hire him in the future. Employee agrees that he will not apply for employment with the Company at any time. However, nothing in this Agreement prevents employee from consulting or engaging as an independent contractor with an affiliate of Company pursuant to any separate agreement as may be reached between the parties thereto.

9.                  Non-disparagement. Employee agrees not to make any disparaging remarks to any third party regarding Company, its parents, affiliates, predecessors, successors and assigns (including, but not limited to, CW Hemp and Charlotte’s Web) as well as the president, officers and agents of the same. The Company agrees to use its best efforts to ensure that no officer, director or agent of the Company makes any disparaging remarks to any third party regarding the Employee. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee or the Company (or its officers, directors or agents) from: (1) making truthful statements or disclosures that are required by applicable law, regulation or legal process; or (2) requesting or receiving confidential legal advice. For purposes of this Section 9, “disparage” shall mean any negative statement, whether written or oral, about the people, products or services provided by any of the aforementioned persons or entities. The parties agree and acknowledge that this non-disparagement provision is a material term of this Agreement, the absence of which would have resulted in the Company and Employee refusing to enter into this Agreement.

10.              Continuation of Benefits. Effective at the close of business on the Separation Date, Employee’s participation in and entitlement to all fringe benefits or employee benefit plans or programs shall cease, except for Employee’s participation in the group health insurance plan which shall not terminate until the last day of the month of the Separation Date. Nothing in this Agreement is intended to waive or abridge any rights Employee has which were vested on or before the Separation Date or any right of Employee to continued benefits under applicable federal or state law.

11.              Adequacy of Consideration. The undersigned affirms that the terms stated herein constitute the only consideration for their signing this Agreement, that no other promises or agreements of any kind have been made by any person or entity to cause them to execute this Agreement. Employee acknowledges that the consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled as a former employee of the Company, including, but not limited to, any claimed earned but unpaid PTO under Company policy. Employee acknowledges and agrees that he has received all compensation due and owing to Employee by the Company with the sole exception of certain sums, not yet calculable, as payment in full for normal wages through [ ], which sum shall be paid regardless of Employee’s execution of this Agreement. Employee acknowledges that except as set forth herein, he is not entitled to any further payment of base salary, wages, bonuses, commissions, accrued unused paid leave, or valid expense reimbursements. Employee recognizes that the Company will withhold from this payment applicable federal and state taxes, F.I.C.A., and other standard payroll deductions including, not limited to, any applicable benefits.

12.              Reference. Company agrees to provide employment and/or consulting references to Employee upon request in a form mutually agreed upon between Company and Employee.

13.              Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

14.              Governing Law and Forum. This Agreement shall in all respects be interpreted, enforced, and governed by the internal laws of the State of Colorado. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the parties. The parties hereto irrevocably submit to the in personam jurisdiction and exclusive venue of the local, state and federal courts of Denver County, Colorado for the purposes of all legal proceedings arising out of or relating to this Agreement or the subject matter thereof. Each party waives the right to contest exclusive venue as prescribed herein by any motion to transfer, motion for forum non-conveniens or any related motions.

15.              Severability. If any provision of this Agreement is held by final judgment to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

16.              Entire Agreement. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein and supersedes any prior written or oral agreements between the parties. Provided, however, that nothing in this Agreement affects the continuing obligations contained in the Employment Agreement and Name and Likeness Agreements between Employee and Company (including, but not limited to, the indemnification provision of the Employment Agreement) which remain in full force and effect.

17.              Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to Employee’s employment with the Company will be settled by final and binding arbitration instead of by filing a lawsuit in court. Company and Employee mutually agree that by entering into this agreement to arbitrate, both waive their right to have any dispute or claim brought, heard or arbitrated as a class action, collective action, and/or representative action, and an arbitrator shall not have any authority to hear or arbitrate any class, collective, or representative action. The arbitration will take place in Denver, Colorado, or, at Employee’s option, the County in which Employee primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. Employee and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. The Company will bear the cost of the arbitrator’s fee and any other expense or cost above that which Employee would be required to bear if Employee were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 127does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. To the extent permitted by law, either party may seek provisional relief from any court with jurisdiction to grant such relief to preserve the status quo, prevent irreparable harm, or to prevent the frustration of the purpose or effectiveness of any arbitration.

18.              Modification. Company and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and signed by both parties.

19.              Consideration Period. Employee acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefits Protection Act of 1990. Specifically, Employee acknowledges that:

a.	The terms of this Agreement are not only understandable, but they are fully understood by Employee;

b.	Employee has been advised of the right to consult with an attorney before entering this Agreement, and has exercised such right to the extent Employee wishes to do so;

c.	Employee has been given adequate time, up to twenty-one (21) days if he so desires, to consider, execute, and return this Agreement to the Company, ATTN: Head of Human Resources 1801 California Suite 4800, Denver CO 80202; and

d.	Employee understands that this Agreement may be revoked by Employee up to seven (7) days after its execution by Employee, following which time it is final and binding (“Effective Date”). In order to revoke, Employee must deliver to the Company a signed written statement of revocation to the Company, ATTN Head of Human Resource, 1801 California, Denver CO 80202 , on or before the seventh (7th) day following Employee’s signing the Agreement.

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Delivered to Employee on

AGREED AND ACCEPTED:

EMPLOYEE	COMPANY

By:	By:

Date:	Date:

Address:

Email:

Phone: